Exhibit 23.2

[LETTERHEAD OF MAPLES AND CALDER (HONG KONG) LLP]

Our ref	VSL/744990-000001/13051838v1
Direct tel	+852 3690 7513
E-mail	vivian.lee@maplesandcalder.com

Walnut Street Group Holding Limited

28/F, No. 533 Loushanguan Road

Changning District

Shanghai, 200051

People’s Republic of China

29 June 2018

Dear Sir

Walnut Street Group Holding Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Walnut Street Group Holding Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain American depositary shares (the “ADSs”) representing the Company’s ordinary shares of par value US$0.000005 each (the “Shares”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP